October 19, 2001

Carol Wrenn
92 Pill Hill Road
Bernardsville, NJ 07924

Dear Carol:

I am pleased to offer you the position of President, Animal Health Division for Alpharma. In this capacity you will be headquartered in Fort Lee, New Jersey and reporting to Ingrid Wiik, CEO of Alpharma.

I would like to confirm the following compensation and related fringe benefits as a beginning of what I am confident will be a fruitful relationship. As an employee of Alpharma you will:

    Receive an initial annual salary of $325,000. In accordance with our current practice, your base salary will be reviewed for possible adjustment at the end of each calendar year. Because of when you will be starting this year, your first performance review for possible salary adjustment will be in January, 2003.
    Receive a taxable auto allowance of $15,000 / year and be reimbursed for auto maintenance expenses of up to $2,000/year for vehicles up to five years old and up to $1,000/year for vehicles more than five years old. You will also be reimbursed for auto insurance (grossed-up), including a million-dollar umbrella policy.
    Be eligible to participate in the Company's Performance Incentive (Bonus) Plan beginning for the year 2002. Under the current plan, at the Vice President level, your bonus target is 50% of your annual base earnings. Any actual incentive payment is contingent upon both Company and your individual performance.

Be granted options to purchase 30,000 shares of Alpharma Inc. Class "A" stock effective on your first day of employment with Alpharma. In addition, you will be eligible to receive stock options under the normal terms of the Company's stock option plan (Currently options granted become exercisable at 25% of the total granted, one, two, three and four years from the date of grant. Option expires ten (10) years after grant). Historically, options have been granted in March /April of each year based on the Company's performance and individual performance.
    Be entitled to four (4) weeks vacation per year beginning in 2002. Under current Company policy, you will also be given 12 holidays each calendar year (six of which are designated as floating holidays). For the remainder of 2001 you will be entitled to one week of vacation.

Be entitled to receive an annual $ 3,000 allowance ( taxable ) for tax and/or financial planning and tax return preparation.
    Receive a sign-on bonus of $65,000, payable to you during the first pay period after your first day of employment or you can also choose to defer this until after January 1, 2002.

Additionally, you will be entitled to the Alpharma fringe benefit package, which currently includes the following:

    A Savings Plan to which the employee can save either on a pre and/or post tax basis and contribute up to 15% of base pay. The Company provides a service-weighted match on the first 6% of employee contributions. Based on length of service, the Company match begins at 40% and increases over time up to 100%. Enrollment is subject to plan provisions.
    A Stock Purchase Plan in which employees can elect to contribute up to four percent of salary for the purchase of Alpharma's stock, and the Company will match 50% of the employee's contribution. The Company's match is vested at the end of each quarter. Enrollment is subject to plan provisions.
    A Defined Benefit Pension Plan fully paid by the Company in which qualified employees vest 100% after 5 years' employment.
    A group health and medical plan for which the employee pays $11.54 for single coverage or $27.69 for family coverage, for each two-week period. The Company pays the remainder of the premium is paid by the Company. You become eligible for this coverage on your date of hire.
    Life insurance for three times your annual salary with the premium paid by the Company.
    A disability program that pays sixty percent of your base salary integrated with social security until age seventy. The Company pays the premium.
    A tuition assistance program which pays for job related studies provided the course is passed with a "C" or better.

Because of the important role you will have in the Company, if you resign for any reason, you will give 90 days notice. In the event that you are terminated without cause, you will continue to receive your base salary and will continue to participate in the Alpharma group health plan (i.e., medical, dental) paying the same premium as an employee for eighteen months. Finally, we are in the midst of developing a policy regarding change in control and when that policy is finalized the terms of that policy will be communicated to you. In the meantime, in the event of your termination or in the company's Chief Executive Officer within six (6) months after a change in control, your existing eighteen-month severance schedule would apply. The salary continuation payments and health benefit participation are subject to you signing the Company's standard release from liability.

I would appreciate your acknowledging this offer of employment and acceptance by signing this letter and return it to me at your convenience.

I look forward to working with you to create a great company.

Very truly yours,

/s/ George P. Rose

George P. Rose
Vice President Human Resources and Communications

Agreed and Accepted

/s/ Carol Wrenn	10/22/01
Carol Wrenn	Date

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